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TARGETED GENETICS CORPORATION REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

SEATTLE, Wash., August 12, 2009 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the second quarter ended June 30, 2009 and provided business updates.

For the quarter ended June 30, 2009, the Company reported a net income of $7.3 million, or $0.36 per common share, compared to net loss of $3.8 million, or $0.19 per common share, for the second quarter of 2008. The results for the second quarter of 2009 reflect the termination in the second quarter of 2009 of the Company's Bothell facility lease, which resulted in a reversal of $7.2 million in previously accrued restructure charges. This non-cash reversal of restructure charges, combined with revenue the Company recognized in connection with its completion of its manufacturing campaign for Celladon Corporation and continued reductions in the Company's operating costs, was primarily responsible for the $7.3 million of net income for the second quarter of 2009 and $5.5 million of net income for the first six months of 2009.

Revenue for the second quarter of 2009 increased to $3.4 million, compared to $2.2 million for the same quarter in 2008, as a result of revenue earned upon the delivery of vector to Celladon, a collaborative partner, to prepare for potential Phase 3 clinical testing of MYDICAR®, Celladon's gene therapy-based product candidate to treat congestive heart failure. This increase was partially offset by lower revenue earned in the second quarter of 2009 under the Company's HIV/AIDS vaccine project funded by the National Institutes of Allergy and Infectious Diseases (NIAID), compared to revenue earned from this project in the second quarter of 2008. Revenue for the six months ended June 30, 2009 was $5.4 million, compared to $4.7 million for the same period in 2008, as a result of the higher revenue generated by the Company's Celladon manufacturing and pre-manufacturing activities in 2009 compared to 2008, offset by lower NIAID manufacturing and pre-clinical revenue.

Research and development expenses for the second quarter of 2009 decreased to $1.9 million, compared to $4.2 million for the same quarter in 2008. Research and development expenses for the six months ended June 30, 2009 decreased to $4.0 million, compared to $8.1 million for the same period in 2008. The decreases in both periods reflect lower pass-through costs for the NIAID program, lower clinical trial costs reflecting the substantial completion of the Company's Phase 1/2 inflammatory arthritis program clinical trial in 2008, and reduced employee costs resulting from staff reductions.

General and administrative expenses for the second quarter of 2009 decreased to $1.0 million, compared to $1.8 million for the same quarter in 2008. General and administrative expenses for the six months ended June 30, 2009 decreased to $2.4 million, compared to $3.6 million for the same period in 2008. The decreases in both periods primarily reflect lower intellectual property costs and lower employee costs resulting from staff reductions.

The Company's cash balance was $2.5 million at June 30, 2009, compared to $5.2 million at December 31, 2008. To continue in business beyond August 2009, the Company must raise additional capital.

The Company's completion in July 2009 of the Celladon manufacturing campaign and related technology transfer activities positions Celladon to advance its MYDICAR® heart failure program, which is currently in Phase 2 testing. If the program is successful in reaching clinical and commercial milestones, the Company could receive substantial milestone payments and royalties on product sales under a licensing agreement entered into between the parties in February 2009.

The Company also reported that during the second quarter of 2009, its partner, Dr. Robin Ali at University College of London/Moorfields, or UCL/M, resumed enrollment of subjects in the Phase 1/2 dose escalation clinical trial to treat Leber's Congenital Amaurosis (LCA) caused by defects in the gene encoding the RPE65 protein. LCA is an inherited disease that typically results in blindness. The resumption of the study follows approval of an amended protocol to include younger patients and administer a higher dose of vector.

The Company also announced that, on August 10, 2009, it amended the lease for its 4,990-square-foot administrative office space. Under the terms of the amendment, the Company paid rent for the months of August and September 2009 and an additional fee of $10,000, and the lease will terminate on September 30, 2009 unless the Company raises a specified amount of capital by September 15, 2009. If the Company raises the specified amount of capital, then the lease will continue through January 31, 2010 and, provided the Company meets certain conditions and the landlord agrees, the Company will have the option to extend the lease through December 31, 2010. Under the terms of the lease amendment, the monthly rent due under any extension of the lease will be at the same rates agreed to in the immediately preceding lease amendment. The termination of the lease will release the Company from up to approximately $800,000 in estimated future payment obligations (based on a termination date of September 30, 2009).

"We continue to make substantive progress refocusing our cost structure to match our economic realities," said B.G. Susan Robinson, president and chief executive officer of the Company. "For example, we have now renegotiated all three of our facility leases to reduce future payment obligations and to provide the Company with more flexibility as we determine the type, amount and timeframe of our facility needs in the future. We believe that this flexibility is important as we consider multiple potential future paths forward for the Company."

As a result of previous staff reductions, the Company currently has approximately 15 full-time-equivalent scientific, development and support employees. Ms. Robinson added, "The Board of Directors, along with our leadership team, salutes the great work of the past members of the Targeted Genetics team that made so many important contributions, most notably the recent successful Celladon manufacturing campaign."

The Company also provided an update on its amyotrophic lateral sclerosis (ALS) program and Huntington's Disease (HD) programs. In June 2009, the Company's option to take a license to certain technology developed by the University of Iowa for the ALS program expired. Based on the Company's current cash constraints, preclinical development progress made in the programs so far, the estimated timelines and funding requirements for the development of lead product candidates in these programs and, in the case of the ALS program, the expiration of the University of Iowa technology option, the Company is evaluating whether to continue its involvement in the ALS and HD programs going forward.

The Company continues to pursue additional capital through strategic transactions, which could include the sale or license of assets, product development collaborations, and sales of stock. Ms. Robinson added, "We are actively engaged in discussions that could result in an extension of our cash horizon. We might not complete any transactions, however, and if we are not successful in the very near term at raising additional funding sufficient to support our ongoing operations, we will wind down our business or otherwise cease our operations."

As previously reported, the Company is not in compliance with the $2.5 million shareholders' equity and $1.00 minimum bid price requirements for continued listing on the Nasdaq Capital Market. The Company has received written notification of Nasdaq's determination to delist its securities as a result of its non-compliance. The Company has appealed the Nasdaq staff's determination and has been granted a hearing before a Nasdaq panel. Delisting has been stayed until the hearing is completed and the panel has issued a written decision. The Company can provide no assurance that it will prevail at the hearing or that it will be able to regain and maintain compliance with the listing requirements.

About Targeted Genetics Corporation
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements, including statements regarding the Company's liquidity and financial resources, its ability to continue ongoing operations, its cash horizon, its efforts and ability to close on transactions to obtain additional funding and the sufficiency of such funding, its business and product development capabilities and strategies, the termination and potential extension of the termination date of facility leases, its potential delisting from the Nasdaq Capital Market and the process for appealing the Nasdaq staff's determination to delist the Company's securities. These statements involve current expectations, forecasts of future events and other statements that are not historical facts.  Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those expected or implied by the forward-looking statements.  Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will not be able to sell or otherwise monetize its manufacturing or other assets or enter into one or more strategic transactions, the risk that the Company will not be able to raise capital or secure other financial resources in the very near term and will be required to cease its operations or otherwise wind up its business, the risk that capital raised by the Company (if any) will be insufficient to fund continuing operations or enable the Company to make meaningful progress in the development of its product candidates, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not receive the cash it expects to receive from its collaborative partners, grants and other business activities, the risk that the Company will be unable to regain compliance with the Nasdaq Capital Market listing requirement for shareholders' equity and/or the listing requirement for minimum bid price and that its appeal to the Nasdaq listing qualifications panel will be unsuccessful, resulting in the inability of the Company to maintain its listing on the Nasdaq Capital Market, the risk that an over-the-counter market will not trade the Company's shares if the Nasdaq Capital Market delists the Company, the risk that the Company will be unable to meet its obligations under its Bothell lease termination agreement, which would result in the Company not being released from its obligations under the Bothell lease (which would result in, among other things, restructuring charges on the Company's balance sheet that would significantly impact the Company's shareholders' equity), the risk that the Company will be unable to meet its obligations under the amendment to its headquarters facility lease and/or its administrative office lease (which would result in the Company's inability to terminate the applicable lease on its desired schedule and without further obligations) and the risk factors described in the section entitled "Risk Factors" in Part I, Item 1A of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed today with the Securities and Exchange Commission.  You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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Investor and Media Contact:
Stacie D. Byars, Targeted Genetics Corporation
Phone: 206.660.2588

SOURCE: Targeted Genetics

TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	June 30,		June 30,
Statement of Operations Information:	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$ 3,362	$ 2,237	$ 5,383	$ 4,736
Total revenue	3,362	2,237	5,383	4,736

Operating expenses:
Research & development	1,891	4,156	4,011	8,102
General & administrative	1,036	1,752	2,397	3,641
Restructure charges	(6,873)	199	(6,539)	401
Total expenses	(3,946)	6,107	(131)	12,144
Loss from operations	7,308	(3,870)	5,514	(7,408)

Investment income	2	73	12	198
Interest expense	-	-	-	-
Net (loss) income	$ 7,310	$ (3,797)	$ 5,526	$ (7,210)

Net (loss) income per common share	$ 0.36	$ (0.19)	$ 0.27	$ (0.36)

Shares used in computation of net (loss)
income per common share	20,545	19,902	20,475	19,858

TARGETED GENETICS CORPORATION

(in thousands)

	June 30,	December 31,
Balance Sheet Information:	2009	2008
	(unaudited)

Cash and cash equivalents	$ 2,469	$ 5,216
Other current assets	523	449
Property and equipment, net	1,085	1,285
Other assets	-	200
Total assets	$ 4,077	$ 7,150

Current liabilities	$ 2,008	$ 3,986
Long-term obligations and other liabilities	91	6,936
Shareholders' equity	1,978	(3,772)
Total liabilities and shareholders' equity	$ 4,077	$ 7,150